                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1
COMMERCIAL VEHICLE GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

($ in thousands)

                                                                                                              NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31                              SEPT. 30
                                              -------------------------------------------------------  -----------------------------

                                                2000       2001         2002       2003       2004            2004          2005
                                              -------------------------------------------------------  -----------------------------
EARNINGS:
   Pre-tax inc (Loss) from Continuing
    Operations                                $(3,416)    $ 3,057     $11,385     $ 9,231    $23,930        $14,069        $59,688
   Fixed charges                               13,168      15,795      13,711      13,786      9,964          8,376         12,204
   Capitalized interest                             0           0           0           0          0              0              0
                                              -------------------------------------------------------  -----------------------------
Earnings available for Fixed Charges          $ 9,752     $18,852     $25,096     $23,018    $33,894        $22,445        $71,892
                                              -------------------------------------------------------  -----------------------------

FIXED CHARGES:
   Interest expense (including debt
    issuance costs amortized to interest
    expense)                                  $12,396     $14,885     $12,940     $12,768    $ 8,849        $ 7,543        $10,985
   Capitalized interest                             0           0           0           0          0              0              0
   Interest component of rent expense(1)          773         910         771       1,018      1,115            833          1,219
                                              -------------------------------------------------------  -----------------------------
Total fixed charges                           $13,168     $15,795     $13,711     $13,786    $ 9,964        $ 8,376        $12,204
                                              -------------------------------------------------------  -----------------------------


Ratio of earnings to fixed charges                  -        1.19        1.83        1.67       3.40           2.68           5.89
                                              -------------------------------------------------------  -----------------------------


(1) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and cumulative effect of change in accounting principles plus fixed charges. Fixed charges include interest expense (including amortization of deferred financing costs) and an estimate of operating rental expense, approximately 20%, which management believes is representative of the interest component. Earnings before fixed charges were inadequate to cover fixed charges by $3,416 for the year ended December 31, 2000.